UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                              (AMENDMENT NO. ___ )


                              Domino's Pizza, Inc.
 ------------------------------------------------------------------------------
                                (Name of Issuer)



                          Common Stock, $.01 par value
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)



                                    25754A201
 ------------------------------------------------------------------------------
                                  CUSIP Number


                                 August 9, 2007
 ------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of this Statement)


      Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:

            |_|   Rule 13d-1(b)

            |X|   Rule 13d-1(c)

            |_|   Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).




                               Page 1 of 13 Pages

CUSIP No.: 25754A201

--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON

            Blue Harbour Group, LP

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            56-2457376
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      3     SEC USE ONLY


--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0
  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    4,687,145
    EACH           -------------------------------------------------------------
  REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0
                   -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              4,687,145
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,687,145
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [_]
--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.46%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------



                               Page 2 of 13 Pages

CUSIP No.: 25754A201

--------------------------------------------------------------------------------
    1     NAME OF REPORTING PERSON

          Blue Harbour Strategic Value Partners Master Fund, LP

          I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

          98-0450159
--------------------------------------------------------------------------------
    2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP              (a) [_]
                                                                        (b) [X]

--------------------------------------------------------------------------------
    3     SEC USE ONLY


--------------------------------------------------------------------------------
    4     CITIZENSHIP OR PLACE OF ORGANIZATION

          Cayman Islands, British West Indies
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0
  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    4,248,845
    EACH           -------------------------------------------------------------
  REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0
                   -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              4,248,845
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,248,845 *
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

                                                                        [X]
--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            6.76%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------


* The aggregate amount in Row 9 excludes shares directly and beneficially owned by Blue Harbour Institutional Partners Master Fund, L.P.


                               Page 3 of 13 Pages

CUSIP No.: 25754A201

--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON

            Blue Harbour Institutional Partners Master Fund, L.P.

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            98-0495357
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      3     SEC USE ONLY


--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Cayman Islands, British West Indies
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0
  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    438,300
    EACH           -------------------------------------------------------------
  REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0
                   -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              438,300
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            438,300 *
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [X]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            0.70%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON

            PN
--------------------------------------------------------------------------------


* The aggregate amount in Row 9 excludes shares directly and beneficially owned by Blue Harbour Strategic Value Partners Master Fund, LP


                               Page 4 of 13 Pages

CUSIP No.: 25754A201

--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON

            Blue Harbour GP, LLC

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            20-1590782
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      3     SEC USE ONLY


--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0
  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    4,687,145
    EACH           -------------------------------------------------------------
  REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0
                   -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              4,687,145
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,687,145
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.46%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------



                               Page 5 of 13 Pages

CUSIP No.: 25754A201

--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON

            Blue Harbour Holdings, LLC

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

            20-1590711
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      3     SEC USE ONLY


--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0
  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    4,687,145
    EACH           -------------------------------------------------------------
  REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0
                   -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              4,687,145
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,687,145
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.46%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON

            OO
--------------------------------------------------------------------------------



                               Page 6 of 13 Pages

CUSIP No.:  25754A201

--------------------------------------------------------------------------------
      1     NAME OF REPORTING PERSON

            Clifton S. Robbins

            I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)
--------------------------------------------------------------------------------
      2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                (a) [_]
                                                                (b) [X]
--------------------------------------------------------------------------------
      3     SEC USE ONLY


--------------------------------------------------------------------------------
      4     CITIZENSHIP OR PLACE OF ORGANIZATION

            Delaware
--------------------------------------------------------------------------------
                        5     SOLE VOTING POWER

                              0
  NUMBER OF        -------------------------------------------------------------
   SHARES               6     SHARED VOTING POWER
BENEFICIALLY
  OWNED BY                    4,687,145
    EACH           -------------------------------------------------------------
  REPORTING             7     SOLE DISPOSITIVE POWER
   PERSON
    WITH                      0
                   -------------------------------------------------------------
                        8     SHARED DISPOSITIVE POWER

                              4,687,145
--------------------------------------------------------------------------------
      9     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

            4,687,145
--------------------------------------------------------------------------------
      10    CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
                                                                        [_]

--------------------------------------------------------------------------------
      11    PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

            7.46%
--------------------------------------------------------------------------------
      12    TYPE OF REPORTING PERSON

            IN
--------------------------------------------------------------------------------



                               Page 7 of 13 Pages

ITEM 1.  NAME OF ISSUER AND ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:

         (a)      Name of Issuer: Domino's Pizza, Inc. (the "Company")

         (b)      Address of Issuer's Principal Executive Offices:

                  30 Frank Lloyd Wright Drive
                  Ann Arbor, MI 48106

ITEM 2.  PERSON FILING:

(a)      Name of Person Filing:

            Blue Harbour Group, LP ("Manager")
            Blue Harbour Strategic Value Partners Master Fund, LP (the "Fund") Blue Harbour Institutional Partners Master Fund, L.P. ("BHIP") Blue Harbour GP, LLC ("Fund GP")
            Blue Harbour Holdings, LLC ("Manager GP")
            Clifton S. Robbins ("Mr. Robbins")

      The Manager, Fund, BHIP, Fund GP, Manager GP and Mr. Robbins are herein sometimes referred to each as a "Reporting Person" and collectively as the "Reporting Persons."

(b)      Address of Principal Business Office or, if none, Residence:

            The address of the principal business office of each of the Fund, BHIP, Fund GP, Manager, Manager GP and Mr. Robbins is:

            240 Greenwich Avenue, 3rd Floor
            Greenwich, Connecticut 06830

(c)      Citizenship:

            Each of the Fund and BHIP is organized under the laws of the Cayman Islands. Each of Fund GP, Manager and Manager GP is organized under the laws of the State of Delaware. Mr. Robbins is a citizen of the United States of America.

(d)      Title of Class of Securities:

            Common Stock, par value $.01 per share (the "Common Stock")

(e)      CUSIP Number:

            25754A201

ITEM 3.  IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B) OR 13D-2(B) OR
(C), CHECK WHETHER THE PERSON FILING IS A:

         (a)      [_]      Broker or dealer registered under Section 15 of the
                           Exchange Act

         (b)      [_]      Bank as defined in Section 3(a)(6) of the Exchange
                           Act

         (c)      [_]      Insurance company as defined in Section 3(a)(19) of
                           the Exchange Act

         (d)      [_]      Investment company registered under Section 8 of the
                           Investment Company Act

         (e)      [_]      An investment adviser in accordance with Rule
                           13d-1(b)(1)(ii)(E)

         (f)      [_]      An employee benefit plan or endowment fund in
                           accordance with Rule 13d-1(b)(1)(ii)(F)



                               Page 8 of 13 Pages

         (g)      [_]      A parent holding company or control person in
                           accordance with Rule 13d-1(b)(1)(ii)(G)

         (h)      [_]      A savings association as defined in Section 3(b) of
                           the Federal Deposit Insurance Act

         (i)      [_]      A church plan that is excluded from the definition of
                           an investment company under Section 3(c)(14) of the Investment Company Act

         (j)      [_]      Group, in accordance with Rule 13d-1(b)(1)(ii)(J)

ITEM 4.  OWNERSHIP.

ITEM 4(A):  AMOUNT BENEFICIALLY OWNED:

      See response to Item 9 on each cover page, and the information set forth below.

ITEM 4(B):  PERCENT OF CLASS:

      See response to Item 11 on each cover page, and the information set forth below. Such figure is based on the number of shares of Common Stock outstanding as of July 15, 2007 as set forth in the Company's Report on Form 10-Q for the quarterly period ended June 17, 2007.

ITEM 4(C): Number of shares as to which the Reporting Person has:

      (i)   Sole power to vote or direct the vote:

            See response to Item 5 on each cover page, and the information set forth below.

      (ii)  Shared power to vote or to direct the vote:

            See response to Item 6 on each cover page, and the information set forth below.

      (iii) Sole power to dispose of or to direct the disposition of:

            See response to Item 7 on each cover page, and the information set forth below.

      (iv)  Shared power to dispose of or to direct the disposition of:

            See response to Item 8 on each cover page, and the information set forth below.

      The Fund is an exempt limited partnership organized under the laws of the Cayman Islands and is the direct beneficial owner of 4,248,845 shares of Common Stock reported on this Statement on Schedule 13G and BHIP is an exempt limited partnership organized under the laws of the Cayman Islands and is the direct owner of 438,300 shares of Common Stock reported on this Statement on Schedule 13G. Fund GP is the general partner of the Fund and BHIP. Manager serves as investment manager of the Fund and BHIP. Manager GP is the general partner of Manager. Mr. Robbins directly or indirectly through trusts or other entities controlled by Mr. Robbins is the controlling shareholder of Manager GP and Fund GP. By virtue of their relationships, Fund GP, Manager, Manager GP and Mr. Robbins may be deemed to have shared power to vote and dispose of, or to direct the vote and disposition of, the shares beneficially owned by the Fund and BHIP. Fund GP, Manager, Manager GP and Mr. Robbins disclaim beneficial ownership of such shares for all other purposes.

ITEM 5.  OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.

      Not applicable.

ITEM 6.  OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

      Not applicable.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

      Not applicable.



                               Page 9 of 13 Pages

ITEM 8.  IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.

      See Exhibit 1.

ITEM 9.  NOTICE OF DISSOLUTION OF GROUP.

      Not applicable.

ITEM 10.  CERTIFICATION.

      (a)   Not applicable.

      (b) By signing below the undersigned certifies that, to the best of its or his (as the case may be) knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.






















                              Page 10 of 13 Pages

                                   SIGNATURES

      After reasonable inquiry and to the best of my knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.

August 20, 2007                     BLUE HARBOUR GROUP, LP

                                       By:  Blue Harbour Holdings, LLC, its
                                            general partner

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


August 20, 2007                     BLUE HARBOUR STRATEGIC VALUE PARTNERS MASTER
                                    FUND, LP

                                       By:  Blue Harbour GP, LLC,  its
                                            general partner

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


August 20, 2007                     BLUE HARBOUR INSTITUTIONAL PARTNERS MASTER
                                    FUND, L.P.

                                       By:  Blue Harbour GP, LLC,  its
                                            general partner

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


August 20, 2007                     BLUE HARBOUR GP, LLC

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


August 20, 2007                     BLUE HARBOUR HOLDINGS, LLC

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


August 20, 2007                                 /s/ Clifton S. Robbins
                                    --------------------------------------------
                                    Name:        Clifton S. Robbins




                              Page 11 of 13 Pages

                                  EXHIBIT INDEX

       Exhibit No.                            Document
       -----------                            --------

            1 Agreement as to Joint Filing of Schedule 13G, dated as of August 19, 2007.
























                              Page 12 of 13 Pages

                                                                       EXHIBIT 1

                  AGREEMENT AS TO JOINT FILING OF SCHEDULE 13G

                           Dated as of August 19, 2007

The undersigned acknowledge and agree that the foregoing statement on Schedule 13G is filed on behalf of each of the undersigned and that all subsequent amendments to this statement shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that it knows or has reason to believe that such information is inaccurate.

      This Agreement may be executed in counterparts and each of such counterparts taken together shall constitute one and the same instrument.


                                    BLUE HARBOUR GROUP, LP

                                       By:  Blue Harbour Holdings, LLC, its
                                            general partner

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


                                    BLUE HARBOUR STRATEGIC VALUE PARTNERS MASTER
                                    FUND, LP

                                       By:  Blue Harbour GP, LLC,  its
                                            general partner

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


                                    BLUE HARBOUR INSTITUTIONAL PARTNERS MASTER
                                    FUND, L.P.

                                       By:  Blue Harbour GP, LLC,  its
                                            general partner

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


                                    BLUE HARBOUR GP, LLC

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


                                    BLUE HARBOUR HOLDINGS, LLC

                                           By:  /s/ Clifton S. Robbins
                                                --------------------------------
                                           Name:   Clifton S. Robbins
                                           Title:  Managing Member


                                                /s/ Clifton S. Robbins
                                    --------------------------------------------
                                    Name:        Clifton S. Robbins




                              Page 13 of 13 Pages